September 2017

Pricing Sheet dated September 22, 2017 relating to

Preliminary Terms No. 1,848 dated September 12, 2017
Registration Statement Nos. 333-200365; 333-200365-12
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Value of the Worst Performing of the S&P MidCap 400® Index and the Russell 2000® Index due September 25, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – SEPTEMBER 22, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		September 25, 2020
Underlying indices:		S&P MidCap 400® Index (the “MID Index”) and the RTY 2000® Index (the “RTY Index”)
Aggregate principal amount:		$5,750,000
Payment at maturity:		If the final index value of each underlying index is greater than its respective initial index value,
$10 + ($10 × leverage factor × index percent change of the worst performing underlying index) In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level,
$10 + ($10 × absolute index return of the worst performing underlying index)
If the final index value of either underlying index is less than its respective trigger level,
$10 × index performance factor of the worst performing underlying index
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of at least 20%, and possibly all, of your investment.
Index percent change:		With respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:		The underlying index with the lesser index percent change
Index performance factor:		With respect to each underlying index, final index value / initial index value
Absolute index return:		The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:

With respect to the MID Index, 1,768.65, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 1,450.781, which is the index closing value of such index on the pricing date

Final index value:		With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:		September 22, 2020, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:		200%
Maximum payment at maturity:		$12.80 per Trigger PLUS (128.00% of the stated principal amount)
Trigger level:

With respect to the MID Index, 1,414.92, which is 80% of the initial index value of such index

With respect to the RTY Index, 1,160.625, which is approximately 80% of the initial index value of such index

Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS
Pricing date:		September 22, 2017
Original issue date:		September 27, 2017 (3 business days after the pricing date)
CUSIP / ISIN:		61768J185 / US61768J1850
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.55 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per Trigger PLUS	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$5,750,000	$172,500	$5,577,500
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

“Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Trigger PLUS.

The “Russell 2000® Index” is a trademark of FTSE Russell. The Trigger PLUS are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation regarding the advisability of investing in the Trigger PLUS.

Preliminary Terms No. 1,848 dated September 12, 2017

Product Supplement for PLUS dated February 29, 2016    Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.